Exhibit 10.1

CREDIT AGREEMENT

THIS AGREEMENT dated as of June 28, 2010 is between:

DALEA PARTNERS, LP, an Oklahoma limited partnership, having an office at 4801 Gaillardia Parkway, Suite 225, Oklahoma City, Oklahoma 73142

(the “Lender”)

AND:

TRANSATLANTIC PETROLEUM LTD., a limited exempted company incorporated in the Islands of Bermuda having an office at 5910 N. Central Expressway, Suite 1755 Dallas, Texas 75206

(the “Borrower”)

RECITALS

A. The Borrower has entered into that certain Memorandum of Understanding dated May 4, 2010, (the “MOU”), with Zorlu Enerji Elektrik Uretim A.S. (“Zorlu”) setting forth the principles of agreements of the parties with respect to the proposed acquisition by the Borrower or one or more of its subsidiaries of the shares of (i) Amity Oil International Pty. Ltd. (“Amity”), and (ii) Zorlu Petrogas Petrol Gaz ve Petrokimya Urunleri Insaat Sanayi ve Ticaret A.S. (“Petrogas” and together with Amity, the “Targets”).

B. To facilitate the consummation of the acquisitions that are the subject of the MOU (the “Transaction”) and to further the general corporate purposes of the Borrower, the Lender has agreed to lend to the Borrower and the Borrower has agreed to borrow from the Lender in multiple advances the aggregate principal amount of up to the Committed Amount (as defined below), on the terms and subject to the conditions of this Agreement.

AGREEMENTS

For good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties agree as follows:

1. Definitions. In this Agreement:

(a) Adjustment Date has the meaning set forth in paragraph 5.

(b) Amity has the meaning set forth in recital A;

(c) Business Day means a day which is not a Saturday, Sunday or a day on which commercial banks in the State of Texas are authorized or required to be closed;

(d) Committed Amount means USD $100,000,000;

(e) Commitment Termination Date means September 1, 2010.

(f) Disclosure Record has the meaning set forth in clause (g) of paragraph 8;

(g) Event of Default has the meaning set forth in paragraph 11;

(h) Ex-Im Financing means all debt and obligations of the Borrower or any of its Subsidiaries under a loan or credit facility guaranteed by The Export-Import Bank of the United States of America.

(i) Exchanges means the Toronto Stock Exchange and the NYSE Amex exchange.

(j) LIBOR Rate means a rate of interest equal to the three month London interbank offered rate as published in the “Money Rates” section of The Wall Street Journal on the Business Day immediately preceding (i) the date of the Initial Advance, and (ii) each Adjustment Date (or, if such source is not available, such alternate third party reporting source as reasonably determined by the Lender).

(k) Maturity Date has the meaning set forth in paragraph 4;

(l) Mitchell Family means N. Malone Mitchell, 3rd or his immediate family members, and entities owned and controlled by N. Malone Mitchell, 3rd and his immediate family members.

(m) MOU has the meaning set forth in recital A;

(n) Indemnitee has the meaning set forth in paragraph 14;

(o) Initial Advance has the meaning set forth in paragraph 2;

(p) Loan means the loan to be made by the Lender to the Borrower pursuant to paragraph 2;

(q) Maximum Rate has the meaning set forth in paragraph 23;

(r) Note has the meaning set forth in paragraph 2;

(s) Outstanding Balance has the meaning set forth in paragraph 4(a);

(t) Petrogas has the meaning set forth in recital A;

(u) Senior Debt means all debt and obligations incurred by the Borrower and its Subsidiaries under than certain $250,000,000 Credit Agreement dated December 21, 2009, among DMLP, Ltd., Talon Exploration, Ltd., TransAtlantic Turkey, Ltd., and Petroleum Exploration Mediterranean International Pty. Ltd., as borrowers, and Incremental Petroleum (Selmo) Pty. Ltd., TA-Worldwide, TransAtlantic Petroleum (USA) Corp., and the Borrower, as guarantors, Standard Bank PLC, as LC Issuer, Administrative Agent, Collateral Agent, and Technical Agent, and the lenders party thereto (as amended, restated, increased, extended or replaced from time to time).

(v) Subsequent Advance has the meaning set forth in paragraph 2;

(w) Subsidiaries means, with respect to the Borrower, any corporation of which at least a majority of the outstanding shares to which there is attached voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, shall at the relevant time be owned directly or indirectly by the Borrower, one or more Subsidiaries of the Borrower, or any combination thereof, and “Subsidiary” shall mean any one of them;

(x) TA-Worldwide means TransAtlantic Worldwide, Ltd., a company incorporated in the Commonwealth of the Bahamas, and a Subsidiary of the Borrower;

(y) Transaction has the meaning set forth in recital B; and

(z) Zorlu has the meaning set forth in recital A.

2. The Loan. Subject to and upon the fulfilment of the conditions precedent contained in paragraph 7 of this Agreement, the Lender will advance to the Borrower in multiple advances the aggregate principal amount of up to the Committed Amount. Notwithstanding anything to the contrary, the Loan shall be denominated (and deemed made) in U.S. Dollars and the Outstanding Balance shall be denominated, calculated and determined in U.S. Dollars, and shall be prepaid or paid when due in U.S. Dollars. The initial advance under the Loan (the “Initial Advance”) shall be no less than $50,000,000. Further advances under the Loan (each, a “Subsequent Advance”) shall be in multiples of $5,000,000. For any such advance, the Borrower shall provide written notice to the Lender and the Lender shall, if satisfied that all conditions hereunder have been met, provide the Borrower with such advance within three (3) Business Days. The Lender’s commitment to make the Loan shall expire at 5:00 pm Dallas, Texas time on the Commitment Termination Date. The Initial Advance and each Subsequent Advance will be evidenced by the promissory note in the form attached hereto as Exhibit A (the “Note”).

3. Use of Proceeds. The Borrower covenants and agrees with the Lender that the proceeds of the Loan will be used by the Borrower to fund the consummation of the Transaction (in one or more series of closings) by the Borrower and by TA-Worldwide, and to fund the costs and expenses associated therewith, and for general corporate purposes of the Borrower and its Subsidiaries.

4. Term, Prepayment and Payments Generally

(a) The aggregate unpaid principal amount of the Loan, together with all accrued but unpaid interest and other costs, expenses or charges payable hereunder from time to time (collectively the “Outstanding Balance”), will be immediately due and payable by the Borrower to the Lender on the earliest of:

(i)	the date that is one year from the date of the Initial Advance (the “Maturity Date”); and

(ii)	the occurrence of an Event of Default and a demand for payment by the Lender pursuant to paragraph 12 below.

(b) If after the making of the Loan, or any portion thereof, the Borrower or any of its Subsidiaries close one or more debt financings (other than the Senior Debt, any Ex-Im Bank Financing, any loans obtained in the ordinary course of business and secured by a purchase money security interest, or any equipment leases entered into in the ordinary course of business), the Borrower will promptly pay or cause to be paid to the Lender all proceeds from such financing, net of reasonable transaction and financing costs, up to the full amount of the Outstanding Balance, to be applied to the repayment of the Loan. If after the making of the Loan, or any portion thereof, the Borrower issues additional equity interests, the Borrower will promptly pay or cause to be paid to the Lender (i) all proceeds of any equity issuance received from the Mitchell Family, and (ii) all proceeds of any equity issuance in excess of $75,000,000 (excluding any proceeds received from the Mitchell Family), net of reasonable transaction costs in each case, up to the full amount of the Outstanding Balance, to be applied to the repayment of the Loan.

(c) The Borrower may prepay the Loan in whole at any time before maturity, without penalty.

(d) All payments to be made by the Borrower will be made without deduction for any counterclaim, defence, recoupment or setoff and free and clear, and without deduction for, or withholding of any and all taxes (other than taxes upon net income of the Lender imposed by the United States of America and the State of Oklahoma). If the Borrower is required by law to deduct or withhold any taxes (other than taxes upon the net income of the Lender imposed by the United States of America or the State of Oklahoma) from payments due hereunder, the amount payable by the Borrower to the Lender shall be increased as necessary so that after making all required deductions and withholdings, the Lender receives the amount it would have received had there been no deduction or withholding, and the Borrower shall pay the full amount required to be deducted or withheld to the appropriate taxing authority.

(e) Amounts prepaid or repaid under this Credit Agreement may not be re-borrowed.

5. Interest. Interest will accrue on the Outstanding Balance from time-to-time outstanding during the period from the date the Initial Advance is made to the date the entire Outstanding Balance is repaid, at the LIBOR Rate plus 2.50% per annum (the “Contract Rate”). The Contract Rate will be adjusted on the first day of each month (the “Adjustment Date”) and remain fixed until the next Adjustment Date. The Borrower will pay all accrued interest monthly in arrears on the last day of each month, and at any time principal is due and payable as provided in paragraph 4(a).

6. Warrants. For each $1,000,000 in principal amount advanced under the Loan, the Borrower will issue to the Lender 100,000 common share purchase warrants to acquire the Borrower’s common shares. All warrants will be issued on the earlier to occur of (a) the date that the Committed Amount is fully advanced by the Lender, and (b) the Commitment Termination Date. The warrants will have an expiration of three years from the date of issuance with a strike price of $6.00 per share. The warrants shall be issued to Lender in substantially the form attached hereto as Exhibit B.

7. Conditions Precedent.

(a) Conditions Precedent to Making of the Initial Advance. As conditions precedent to the making of the Initial Advance by the Lender:

(i)	the Borrower shall have delivered a certified copy of its directors’ resolutions authorizing the borrowing contemplated by this Agreement and the execution and delivery of this Agreement, and all agreements, documents and instruments referred to herein, together with an officer’s certificate, certifying certain factual matters, in form and terms satisfactory to the Lender;

(ii)	the Borrower shall have executed and delivered or caused to be executed and delivered the Note;

(iii)	the Borrower shall have executed and delivered to the Lender an officer’s certificate and other supporting documents satisfactory to Lender that the conditions to closing the Transaction (or any part thereof) have been satisfied and that the proceeds of the Initial Advance shall be used by the Borrower to consummate the closing of the acquisition of Amity and/or Petrogas, as contemplated by the terms of the MOU;

(iv)	the representations and warranties of the Borrower contained in paragraph 8 will be true and correct in all material respects and the Borrower will have complied with all covenants required to be complied with by it under this Agreement and all other documents delivered hereunder, prior to the making of the Loan by the Lender;

(v)	the Lender will have completed and, in its sole and absolute discretion, be satisfied with its due diligence review of the Borrower and its respective properties and assets and will have received the approval of the Lender’s general partner; and

(vi)	the Lender will, in its sole and absolute discretion, be satisfied as to the creditworthiness of the Borrower and its Subsidiaries.

(b) Conditions Precedent to the Making of any Subsequent Advance. As conditions precedent to the making of any Subsequent Advance by the Lender:

(i)	the representations and warranties of the Borrower contained in paragraph 8 will be true and correct in all material respects and the Borrower will have complied with all covenants required to be complied with by it under this Agreement and all other documents delivered hereunder, prior to the making of the Subsequent Advance by the Lender;

(ii)	if the Subsequent Advance is to be used to consummate the Transaction, the Borrower shall have executed and delivered to the Lender an officer’s certificate and other supporting documents satisfactory to the Lender that the conditions to closing the Transaction (or any part thereof) have been satisfied and that the proceeds of the Subsequent Advance shall be used by the Borrower to consummate the closing of the acquisition of Amity and/or Petrogas, as contemplated by the terms of the MOU; and

(iii)	there shall have been no adverse material change in the business, operations, assets or ownership of the Borrower since the Initial Advance.

The Lender’s commitment to make the Initial Advance or any Subsequent Advance shall automatically terminate on the Commitment Termination Date regardless of whether the above conditions precedent have not been satisfied or waived, and no further amounts may be advanced by the Lender in respect of the Loan after the Commitment Termination Date.

8. Representations and Warranties of the Borrower. The Borrower represents and warrants to the Lender as follows:

(a) the Borrower exists as a corporation under the laws of the Islands of Bermuda, and has not discontinued or been dissolved under any applicable laws and is in good standing with respect to the filing of annual reports and all other such requirements pursuant to the laws thereof;

(b) the Borrower has the power and authority to (i) carry on its businesses as now being conducted and is licensed or registered or otherwise qualified in all jurisdictions wherein the nature of its assets or the business transacted by it makes such licensing, registration or qualification necessary, (ii) acquire, own, hold, lease and mortgage or grant security in its assets including real property and personal property and (iii) enter into and perform its obligations under this Agreement and all other documents or instruments delivered hereunder;

(c) this Agreement and all ancillary instruments or documents issued, executed and delivered hereunder by the Borrower have been duly authorized by all necessary action of the Borrower and each constitutes or will constitute a legal, valid and binding obligation of the Borrower, enforceable against the Borrower, in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors and to the general principles of equity;

(d) neither the Borrower nor any Subsidiary is in breach of or in default under any obligation in respect of borrowed money, and the execution and delivery of this Agreement and all ancillary instruments or documents issued and delivered hereunder or thereunder, and the performance of the terms hereof and thereof will not be, or result in, a violation or breach of, or default under, the Borrower’s or any Subsidiary’s charter documents, any law, judgment, agreement or instrument to which they are a party or may be bound;

(e) execution, delivery and performance of this Agreement and all other documents and instruments contemplated hereby, including the documents to be entered into pursuant to paragraph 6 of this Agreement, will not constitute a breach or default under or in respect of any agreement to which the Borrower is bound, and no consent, filing, authorization, approval or other action is prudent or necessary under the terms of any such agreement to proceed with the transactions contemplated herein;

(f) no litigation or administrative proceedings before any court or governmental authority are presently ongoing, or have been threatened in writing, or to the best of the Borrower’s knowledge are pending, against the Borrower, any Subsidiary or any of their respective properties or assets or affecting any of their respective properties or assets which could have a material adverse effect on their respective business, properties or assets;

(g) the Borrower or each Subsidiary, as the case may be, are the legal and beneficial owner of the interests in the properties, business and assets referred to in the information circulars, prospectuses, annual information forms, offering memoranda, financial statements, material change reports and news releases filed with the Exchanges and the securities regulatory authority or commission in each of the jurisdictions in which the Borrower is a reporting issuer on or during the twelve (12) months preceding the date hereof, and any other disclosure materials provided to the Lender and its advisers in conjunction with this transaction (collectively, the “Disclosure Record”), as being owned by the Borrower or such Subsidiary and has a valid right to acquire all interests in properties, business and assets referred to in the Disclosure Record as being subject to options or other rights to acquire the same, and any and all agreements pursuant to which the Borrower and each Subsidiary, as the case may be, holds or will hold any such interests, options or rights in property, business or assets are in good standing in all material respects under the applicable statutes and regulations of the jurisdictions in which they are situated;

(h) except as disclosed to the Lender in writing prior to the date of this Agreement, there has been no material adverse change (actual, contemplated or threatened) in the property, assets, business or operations of the Borrower or any Subsidiary within the past twelve (12) months, except as disclosed in the Disclosure Record and there has been no such material adverse change since December 31, 2009;

(i) the Disclosure Record is complete and accurate in all material respects and omits no facts, the omission of which makes the Disclosure Record, or any particulars therein, misleading, misrepresentative or incorrect in any material respect;

(j) the Borrower and to the best of the Borrower’s knowledge each Subsidiary, has conducted and is conducting its businesses in material compliance with all applicable laws, bylaws, rules and regulations of each jurisdiction in which its businesses are now carried on and hold all licenses, registrations, permits, consents or qualifications (whether governmental, regulatory or otherwise) required in order to enable its businesses to be carried on as now conducted or as proposed to be conducted, and all such licenses, registrations, permits, consents and qualifications are valid and subsisting and in good standing and neither the Borrower nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such licenses, registrations, permits, consents or qualifications which, if the subject of an unfavourable decision, ruling or finding, would materially adversely affect the condition of such businesses, operations, condition (financial or otherwise) or income of the Borrower or any such Subsidiary, as the case may be;

(k) no order ceasing or suspending trading in securities of the Borrower or prohibiting the sale or trading of securities by the Borrower has been issued and no proceedings for this purpose have been instituted, are pending, contemplated or threatened;

(l) no taxation authority has asserted or, to the best of the Borrower’s knowledge, has threatened to assert any assessment, claim or liability for taxes due or to become due in connection with any review or examination of the tax returns of the Borrower or any Subsidiary filed for any year which would have material adverse effect on the assets, properties, business, results of operations, prospects or condition (financial or otherwise) of the Borrower or any Subsidiary;

(m) neither the Borrower nor any Subsidiary is a party to any material contract other than as disclosed in the Disclosure Record;

(n) except as disclosed to the Lender in writing prior to the date of this Agreement, the Borrower and each Subsidiary owns its business, operations and assets, as more particularly described in the Disclosure Record;

(o) all factual information previously or contemporaneously furnished to the Lender by or on behalf of the Borrower for purposes of or in connection with this Agreement or any transaction contemplated hereby, is true and accurate in every material respect and such information is not incomplete by the omission of any material fact necessary to make such information not misleading; and

(p) after giving effect to the Transactions and the loans contemplated in this Agreement, the Borrower and each Subsidiary are generally able to pay their debts as they come due.

9. Affirmative Covenants of the Borrower. The Borrower covenants and agrees that so long as any monies will be outstanding under this Agreement, it shall:

(a) at all times maintain its existence and the existence of all of its Subsidiaries, provided that Subsidiaries of the Borrower may enter into intercompany mergers with other Subsidiaries of the Borrower;

(b) duly perform its obligations under this Agreement, and all other agreements and instruments executed and delivered hereunder or thereunder;

(c) carry on and conduct its business in a proper business-like manner in accordance with good business practice and will keep or cause to be kept proper books of account in accordance with generally accepted accounting principles;

(d) at all times comply with all applicable laws, except such voluntary non-compliance as shall, in its good faith business judgment, not have a material adverse effect on the business of the Borrower or any Subsidiary, taken as a whole;

(e) at all times maintain any material contracts in good standing and fulfill all obligations thereunder, and immediately notify the Lender of any facts or circumstances which may arise which could constitute a default thereunder and give rise to a right of termination under either such agreement, and take all steps as may be prudent or necessary to rectify or cure any such default;

(f) pay and discharge promptly when due, all taxes, assessments and other governmental charges or levies imposed upon it or upon its properties or assets or upon any part thereof, as well as all claims of any kind (including claims for labour, materials and supplies) which, if unpaid, would by law become a lien, charge, trust or other claims upon any such properties or assets; provided, however, that the Borrower shall not be required to pay any such tax, assessment, charge or levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books the reserve the extent required by generally accepted accounting principles in an amount which is reasonably adequate with respect thereto;

(g) promptly furnish and give to the Lender such reports, certificates, financial statements, and such other information with respect to the Borrower as the Lender may reasonably request from time to time during the term of this Agreement;

(h) provide the Lender with written notice of any proposed financing made by or to the Borrower concurrently with, but not prior to, public disclosure of such financing; and

(i) furnish and give to the Lender (if such is the case) notice that an Event of Default has occurred and, if applicable, is continuing or notice in respect of any event which would constitute an Event of Default hereunder and specifying the nature of same.

10. Negative Covenants of the Borrower. The Borrower covenants and agrees with the Lender that the Borrower will not, and it will not permit any Subsidiary to, without first obtaining the written consent of the Lender (which consent the Lender will be free to withhold in its sole and absolute discretion):

(a) make, give, create or permit or attempt to make, give or create any mortgage, charge, lien or encumbrance over any assets of the Borrower or any Subsidiary other than in connection with the Senior Debt, the Ex-Im Financing, or purchase money security interests and equipment leases entered into in the ordinary course of business;

(b) change the name of the Borrower or its jurisdiction of organization;

(c) in respect of itself, declare or provide for any dividends or other payments or distributions (whether in cash, assets or indebtedness) based on share capital;

(d) redeem or purchase any of its shares;

(e) make or permit any sale of or disposition of any substantial or material part of its business, assets or undertaking, or that of any Subsidiary, including its interest in the shares or assets of any Subsidiary outside of the ordinary course of business;

(f) save and except for purchase money security interests and equipment leases entered into in the ordinary course of business, borrow or cause or permit any Subsidiary to borrow money from any person other than pursuant to the Senior Debt or any Ex-Im Financing, or in a financing with the Lender, without first obtaining and delivering to the Lender a duly signed assignment and postponement of claim by such person in favour of the Lender, in form and terms satisfactory to the Lender;

(g) in respect of itself or any Subsidiary, pay out or permit the payment out of any shareholders loans or other indebtedness to non-arm’s length parties; or

(h) in respect of itself or any Subsidiary, guarantee or permit the guarantee of the obligations of any other person, directly or indirectly, except in the ordinary course of business.

11. Events of Default. Each and every one of the events set forth in this paragraph will be an event of default (“Event of Default”):

(a) if the Borrower fails to make any payment of principal or interest when due hereunder, and such failure continues for two (2) Business Days;

(b) if the Borrower or any Subsidiary defaults in observing or performing any term, covenant or condition of this Agreement, the warrants contemplated by paragraph 6 or any other loan document delivered hereunder or in connection herewith, other than the payment of monies as provided for in subparagraph (a) hereof, on its part to be observed or performed and such failure continues for ten (10) Business Days;

(c) if any of the Borrower’s or any Subsidiary’s representations, warranties or other statements in this Agreement or any other document delivered hereunder or in connection with the Loan were at the time given false or misleading in any material respect;

(d) if the Borrower or any Subsidiary, either directly or indirectly through any Subsidiary, ceases or threatens to cease to carry on business;

(e) if any order is made or issued by a competent regulatory authority prohibiting the trading in shares of the Borrower or any successor thereof, or if the Borrower’s common shares are suspended or de-listed from trading on any stock exchange;

(f) if, in the reasonable opinion of the Lender, an adverse material change occurs in the financial condition of the Borrower and its Subsidiaries, taken as a whole;

(g) if the Lender in good faith and on commercially reasonable grounds believes that the ability of the Borrower to pay any of the Outstanding Balance to the Lender or to perform any of the covenants contained in this Agreement is impaired in any material respect;

(h) if the Borrower or any Subsidiary petitions or applies to any tribunal for the appointment of a trustee, receiver or liquidator or commences any proceedings under any bankruptcy, insolvency, readjustment of debt or liquidation law of any jurisdiction, whether now or hereafter in effect;

(i) if any petition or application for appointment of a trustee, receiver or liquidator is filed, or any proceedings under any bankruptcy, insolvency, readjustment of debt or liquidation law are commenced, against the Borrower or any Subsidiary which is not opposed by the Borrower or any such Subsidiary in good faith, or an order, judgment or decree is entered appointing any such trustee, receiver, or liquidator, or approving the petition in any such proceeding; or

(j) if there is any change of control of the Borrower (“control” being defined as ownership of or control or direction over, directly or indirectly, 20% or more of the outstanding voting securities of the Borrower).

12. Effect of Event of Default. If any one or more of the Events of Default occur or occurs and is or are continuing, the Lender may, without limitation in respect of any other rights it may have in law or pursuant to this Agreement or any other document or instrument delivered hereunder, demand immediate payment of all monies owing hereunder; provided, however, that in the event an Event of Default of the type referred to in clause (h) or clause (i) occurs, all monies due hereunder shall automatically, without any demand or any other action by the Lender or any other person or entity, become due and payable.

13. Legal Fees. The Borrower shall pay the legal fees and other costs, charges and expenses (including due diligence expenses) of and incidental to the preparation, execution and completion of this Agreement and the warrant documents executed pursuant hereto.

14. Indemnity. The Borrower agrees to indemnify and save harmless the Lender and each of its directors, officers, employees, attorneys and agents (each being referred to as an “Indemnitee”) from and against all liabilities, claims, losses, damages and expenses including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement and any other agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Loan or the use of proposed use of the proceeds thereof, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any environmental liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of the Borrower’s Subsidiaries, directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) results from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other document executed pursuant hereto, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. All amounts due pursuant to this paragraph 14 shall be payable upon demand.

15. Further Assurances. The Borrower will do, whether before or after the occurrence of an Event of Default, all such acts and things and execute and deliver all such documents, deeds, transfers, assignments and instruments as the Lender may require (a) to correct any material defect or error that may be discovered in this Agreement or any other document or instrument executed or to be executed pursuant hereto or in the execution, acknowledgement, filing or recordation thereof, and (b) to do, execute, acknowledge, deliver, record, file, and register or to take any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to carry out more effectively the purposes of this Agreement.

16. Notices. In this Agreement:

(a) any notice or communication required or permitted to be given under this Agreement will be in writing and will be considered to have been given if delivered by hand, transmitted by facsimile transmission or mailed by prepaid registered post to the address or facsimile transmission number of each party set out below:

(i)	if to the Lender:

Dalea Partners, LP

4801 Gaillardia Parkway, Suite 225

Oklahoma City, Oklahoma 73142

Attention: Mike Burnett

Fax No: (405) 286-1393

(ii)	if to the Borrower:

TransAtlantic Petroleum Ltd.

5910 N. Central Expressway, Suite 1755

Dallas, Texas 75206

Attention: Jeffrey S. Mecom

Fax No: (214) 265-4711

or to such other address or facsimile transmission number as any party may designate in the manner set out above; and

(b) notice or communication will be considered to have been received:

(i)	if delivered by hand during business hours on a Business Day, upon receipt by a responsible representative of the receiver, and if not delivered during business hours, upon the commencement of business on the next Business Day;

(ii)	if sent by facsimile transmission during business hours on a Business Day, upon the sender receiving confirmation of the transmission, and if not transmitted during business hours, upon the commencement of business on the next Business Day; and

(iii)

if mailed by prepaid registered post upon the fifth (5th) Business Day following posting; except that, in the case of a disruption or an impending or threatened disruption in postal services every notice or communication will be delivered by hand or sent by facsimile transmission.

17. Assignment. The Borrower acknowledges and agrees that the Lender may assign all or part of the Loan, this Agreement and all agreements, documents or instruments delivered hereunder to one or more assignees, free from any right of set-off or counterclaim or equity, subject only to the Lender’s notification of such assignment or assignments being given in writing to the Borrower.

18. Agreement to Pay. Upon receipt of written notice and direction from the Lender, the Borrower covenants and agrees to make all payments of interest, principal and structuring fees due under this Agreement to the Lender or any assignee, pro rata in accordance with their respective proportionate interests in the Loan as set out in such written notice and direction, absent which all such payments may be made to the Lender.

19. Enurement. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

20. Waivers. No failure or delay on the Lender’s part in exercising any power or right hereunder will operate as a waiver thereof.

21. Remedies are Cumulative. The Lender’s rights and remedies hereunder are cumulative and not exclusive of any rights or remedies at law or in equity.

22. Time. Time is of the essence of this Agreement and all documents or instruments delivered hereunder.

23. Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Agreement, the Note or any other documents as instrument executed pursuant to this Agreement, the interest paid or agreed to be paid hereunder or thereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations thereunder.

24. Invalidity. If at any time any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby to the fullest extent possible by law.

25. Governing Laws. This Agreement will be governed by and interpreted in accordance with the laws of the State of Texas. The Borrower submits to the non-exclusive jurisdiction of the Courts of the State of Texas and agrees to be bound by any suit, action or proceeding commenced in such Courts and by any order or judgment resulting from such suit, action or proceeding, but the foregoing will in no way limit the right of the Lender to commence suits, actions or proceedings based on this Agreement in any jurisdiction it may deem appropriate.

26. Amendment. This Agreement supersedes all prior agreements and discussions between the parties with respect to the subject matter set forth herein. This Agreement may be varied or amended only by or pursuant to an agreement in writing signed by the parties hereto.

27. Exhibits. All Exhibits attached hereto will be deemed fully a part of this Agreement.

28. Counterparts. This Agreement may be signed in one or more counterparts, originally or by facsimile, each such counterpart taken together will form one and the same agreement.

[Signatures on following page.]

TO EVIDENCE THEIR AGREEMENT each of the parties has executed this Agreement as of the date first above written.

DALEA PARTNERS, LP

By:	/s/ N. Malone Mitchell, 3rd
N. Malone Mitchell, 3rd, Manager

TRANSATLANTIC PETROLEUM LTD.

By:	/s/ Scott C. Larsen
Scott C. Larsen, Executive Vice President